Exhibit 99.1

FOR IMMEDIATE RELEASE

UPAY Inc. Acquires Full Ownership of Huntpal LLC, Expanding Its Portfolio and Market Reach

Dallas, Texas - June 5, 2024 - UPAY Inc. ("UPAY" or the "Company") (OTCQB: UPYY), a leading corporation in the fintech sector, is pleased to announce that it has successfully negotiated with the shareholders of Huntpal LLC (“Huntpal”)  to acquire full ownership of the company. As part of this agreement, UPAY Inc. will issue common stock  shares of UPAY to the current Huntpal shareholders in exchange for their shares in Huntpal, which  transaction will result in Huntpal becoming UPAY’S wholly owned subsidiary.

To finalize this acquisition, both parties signed a Second Addendum to the Huntpal Memorandum of Understanding  formalizing the changes in ownership of Huntpal LLC and UPAY. Additionally, the new UPAY . shareholders, who received shares as part of the  transactions, have agreed to Lock-up and Resale Restriction Agreements, which  agreements provide  that their UPAY shares will be locked up for a period of two years  and thereafter subject to trading restrictions in which  only 10% of the shares are permitted to be sold per month for an additional three months thereafter.

Huntpal, based in the USA, owns Huntpal (Pty) Ltd in South Africa. The South African business acts as the operational arm of the organization, managing day-to-day activities, and ensuring seamless execution of Huntpal’s services and offerings.

This strategic move strengthens UPAY’s portfolio and solidifies its position in the market, leveraging Huntpal (Pty) Ltd in South Africa as a robust operational base to drive growth and operational efficiency.

Jaco Fölscher, UPAY’S CEO, expressed his excitement about the acquisition, stating: "This acquisition marks a significant milestone in our growth strategy. By fully integrating Huntpal into UPAY,  we are enhancing our ability to deliver exceptional hunting experiences and financial solutions to a broader audience. We look forward to the opportunities this acquisition brings to both our company and our customers."

Martin van Heerden, CEO of Huntpal (Pty) Ltd, also shared his enthusiasm, saying:  "Becoming a wholly owned subsidiary of UPAY Inc. allows us to streamline our operations and better serve our clients. With UPAY's support, we are well-positioned to expand our reach and provide unparalleled hunting adventures."

The partnership between UPAY and Huntpal reflects a shared commitment to redefining the hunting experience through innovation, accessibility, and wildlife conservation. Together, we aim to revolutionize the industry and offer unmatched adventures to enthusiasts in the US and beyond. Additionally, we are dedicated to creating jobs in rural African communities and supporting feeding schemes in South Africa, making significant contributions to uplift local communities.

For media inquiries, please contact:

CONTACT INFORMATION UPAY INC.

Email: info@upaytechnology.com

About UPAY Inc.: UPAY Inc. is a forward-thinking US public company dedicated to providing cutting-edge financial solutions to its clients. With a focus on innovation and user-centric design, UPAY remains at the forefront of technology in the fintech sector.

About Huntpal LLC: Huntpal LLC, based in Florida, specializes in all-inclusive hunting and adventure travel packages in South Africa. With a commitment to responsible hunting and conservation, Huntpal LLC offers unforgettable experiences while preserving South Africa's wildlife.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of UPAY Inc. This publication contains forward-looking statements, which are not guarantees of future performance. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.